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                                                            EXHIBIT 11


         Computation of Shares Used in Computing Net Income Per Share


                                          For the Three Months         For the Year
                                           ended December 31,       ended December 31,
                                          --------------------      ------------------
                                           1995         1996         1995         1996
                                           ----         ----         ----         ----
Common Stock, beginning of period        8,548,425    8,831,730    8,548,425    8,831,730
Weighted average options exercised
during the period                          210,782      441,976      104,727      338,317
Weighted average options outstanding
other than exercised during the period
using the treasury stock method          1,002,016    1,156,522    1,084,279    1,212,590
Weighted average shares related to
public stock offerings                     -          2,031,957     -           1,339,740
Cheap Stock relating to SAB
No.83(1)                                   519,525      -            519,525      -
                                        ----------   ----------   ----------   ----------
                                        10,280,748   12,462,185   10,256,966   11,722,377
                                        ==========   ==========   ==========   ==========

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(1)    In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB No. 83"), issuances of Common Stock equivalents (common stock and stock options) one year prior to the intial filing date of the Company's registration statement (February 22, 1996) at share prices below the initial public offering price of $21.00 per share ("Cheap Stock"), are considered to have been made in anticipationof the initial public offering and have been included as if the shares were outstanding for all periods presented using the treasury stock method at the initial public offering price of $21.00 per share.